UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

SCHEDULE 14A
____________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

Shift Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 23, 2021

Dear Fellow Stockholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) of Shift Technologies, Inc., which will be held on Tuesday, June 8, 2021, at 2:00 p.m., Pacific Time. Due to the COVID-19 pandemic, we will hold the 2021 Annual Meeting virtually on an online platform to provide a safe experience for our shareholders and employees. You will be able to attend the meeting on the Internet and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SFT2021.

You can access our proxy materials online at https://investors.shift.com/annual-meeting. We will mail a notice containing instructions on how to access this proxy statement and our annual report on or about April 26, 2021, to all stockholder entitled to vote at the 2021 Annual Meeting. Stockholders who prefer to receive a paper copy of the proxy materials may request one on or before May 25, 2021, by following the instructions provided in the notice we will send.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote via the Internet at the 2021 Annual Meeting. We encourage you to vote by Internet, by telephone or by proxy card in advance even if you plan to attend the 2021 Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the 2021 Annual Meeting.

On behalf of the Board of Directors and management, it is my pleasure to express our appreciation for your continued support.

George Arison
Co-Chief Executive Officer and Chairman

SHIFT TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	2:00 p.m., Pacific Time, on Tuesday, June 8, 2021
VIRTUAL LOCATION

You can attend the 2021 Annual Meeting online, vote your shares electronically and submit your questions during the 2021 Annual Meeting by visiting www.virtualshareholdermeeting.com/SFT2021. You will need to have your 16-Digit Control Number included on your Notice of Internet Availability of Proxy Materials and your proxy card.

ITEMS OF BUSINESS	The 2021 Annual Meeting will be held for the following purposes:
1. To elect two Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified.
2. To ratify the appointment of Deloitte & Touche LLP as Shift’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
3. To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
RECORD DATE	You may vote at the 2021 Annual Meeting or any postponement or adjournment thereof if you were a stockholder of record at the close of business on April 12, 2021.
VOTING BY PROXY

To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing your proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

George Arison
Co-Chief Executive Officer and Chairman

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2021

This Proxy Statement and the Company’s Annual Report for 2020 are available at
https://investors.shift.com/annual-meeting

PROXY VOTING METHODS

If at the close of business on April 12, 2021, you were a stockholder of record you may vote your shares over the Internet at the 2021 Annual Meeting. If you were a stockholder of record, you may vote your shares in advance over the Internet, by telephone or by mail. You may also revoke your proxies at the times and in the manners described in the question entitled “Can I change my vote?” For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.

To vote by proxy if you are a stockholder of record:

BY INTERNET

•        Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.

•        You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.

BY TELEPHONE

•        From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.

•        You will need the 16-digit number included on your proxy card in order to vote by telephone.

BY MAIL

•        Mark your selections on the proxy card.

•        Date and sign your name exactly as it appears on your proxy card.

•        Mail the proxy card in the enclosed postage-paid envelope provided to you.

BY WEBCAST

•        During the virtual 2021 Annual Meeting, you may vote your shares at www.virtualshareholdermeeting.com/SFT2021.

YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

i

SHIFT TECHNOLOGIES, INC.
2525 16th Street, Suite 316
San Francisco, California 94103
(855) 575-6739

PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement (this “Proxy Statement”) is being made available to the stockholders of Shift Technologies, Inc. in connection with the solicitation of proxies on behalf of the board of directors (the “Board of Directors”) of Shift Technologies, Inc. in connection with our 2021 annual meeting of stockholders (the “2021 Annual Meeting”). The 2021 Annual Meeting will be held virtually on Tuesday, June 8, 2021, at 2:00 p.m., Pacific Time. There will be no physical meeting location and the meeting will only be conducted via audio webcast.

The Notice of Internet Availability with respect to the 2021 Annual Meeting is being mailed on or about April 26, 2021 to stockholders of record as of April 12, 2021, and this Proxy Statement and our annual report for the year ended December 31, 2020 have been made available to you on the Internet on or about April 26, 2021. You may request a physical copy of this Proxy Statement and the annual report by writing to 2525 Shift Technologies, Inc., 16th Street, Suite 316, San Francisco, California 94103 Attn: Investor Relations.

As used herein, the terms “Company,” “Shift,” “we,” “us,” or “our” refer to Shift Technologies, Inc. and its consolidated subsidiaries unless otherwise stated or the context otherwise requires. The Company was a special purpose acquisition company called Insurance Acquisition Corp. (“INSU”) prior to the closing of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 29, 2020, as amended, by and among the Company, IAC Merger Sub, Inc., and Shift Technologies, Inc. (the “Merger”). As a result of the Merger, Shift Technologies, Inc. changed its name to Shift Platform, Inc. and the Company changed its name to Shift Technologies, Inc.

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND PROCEDURAL MATTERS

Q:     Why am I receiving these proxy materials?

A:     The Board of Directors is soliciting your proxy to vote at our 2021 Annual Meeting (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the record date, April 12, 2021, are entitled to vote at the annual meeting. You should review these proxy materials carefully as they give important information about the items that will be voted on at the annual meeting, as well as other important information about Shift.

Q:     What am I voting on?

A:     You will be asked to vote on the following proposals at the Annual Meeting:

1.      Proposal 1: Election of two Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified.

2.      Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as Shift’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

3.      Proposal 3: Consideration of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Q:     Who is entitled to vote at the 2021 Annual Meeting?

A:     Stockholders as of the close of business on April 12, 2021 (the “Record Date”) may vote at the 2021 Annual Meeting or any postponement or adjournment thereof. As of that date, there were 84,137,756 shares of our common stock outstanding. We have no other class of voting securities issued and outstanding.

Q:     What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:     You are the “stockholder of record” of any shares that are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company. As a stockholder of record, you may grant your voting proxy directly to Shift or to a third party, or vote virtually at the 2021 Annual Meeting.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf by a broker, bank or another intermediary that is the stockholder of record for those shares. To vote your shares, please refer to the materials forwarded to you by your broker, bank or other intermediary.

Q:     How do I vote if I am a record holder?

A:     You can vote by attending the 2021 Annual Meeting and voting in person exclusively via live webcast at www.virtualshareholdermeeting.com/SFT2021, or you can vote by proxy. If you are the record holder of your stock, you can vote in the following three ways:

•        By Internet: You may vote by submitting a proxy over the Internet. Please refer to the notice, proxy card or voting instruction form provided to you by your broker for instructions of how to vote by Internet.

•        Before the Annual Meeting — You may submit your proxy online via the Internet by following the instructions provided on the enclosed proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on June 7, 2021.

•        During the Annual Meeting — You may attend the meeting via the Internet at www.virtualshareholdermeeting.com/SFT2021 and vote during the meeting by following the instructions provided on the enclosed proxy card.

•        By Telephone: Shareholders located in the United States may vote by submitting a proxy by telephone by calling the toll-free telephone number on the notice, proxy card or voting instruction form and following the instructions.

•        By Mail: If you received proxy materials by mail, you can vote by submitting a proxy by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope.

Q:     How do I vote if my common stock is held in “street name”?

A:     If you hold your shares beneficially in street name through a broker, bank or other intermediary, you may be able to complete your proxy and authorize your vote by proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

If you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares will not be voted with respect to Proposals 1 and 3 as we do not believe such proposals qualify for discretionary voting treatment by a broker. We therefore encourage you to provide voting instructions on a proxy card or a provided voting instruction form to the bank, broker, trustee or other nominee that holds your shares by carefully following the instructions provided in their notice to you.

Q:     How many shares must be present or represented to conduct business at the 2021 Annual Meeting?

A:     The stockholders of record of a majority of the shares entitled to vote at the 2021 Annual Meeting must either (1) be present at the 2021 Annual Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the 2021 Annual Meeting. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote, and therefore are included for the purposes of determining whether a quorum is present at the 2021 Annual Meeting.

Q:     What is the voting requirement to approve each of the proposals?

A:     For Proposal 1, directors are elected by a plurality vote, which means that the director nominees with the greater number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

For Proposal 2, approval of the proposal requires a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal.

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2021 is non-binding and advisory. While the ratification of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our Second Amended and Restated Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Audit Committee to consider the selection of a different firm.

Q:     How are votes counted?

A:     All shares entitled to vote and that are voted at the 2021 Annual Meeting will be counted, and all shares represented by properly executed and unrevoked proxies received prior to the 2021 Annual Meeting will be voted at the 2021 Annual Meeting as indicated in such proxies.

For Proposal 1, you may vote “FOR” or “WITHOLD” with respect to each of the nominees for election as director. “WITHOLD” votes, abstentions and broker non-votes will not be counted toward such nominee’s achievement of a plurality, but will be counted for quorum purposes.

For Proposal 2, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal 2.

Q:     What is the effect of not casting a vote or if I submit a proxy but do not specify how my shares are to be voted?

A:     If you are the stockholder of record and you do not vote by proxy card or virtually at the 2021 Annual Meeting, your shares will not be voted at the 2021 Annual Meeting. If you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.

If you are a beneficial owner and you do not provide the organization that is the stockholder of record for your shares with voting instructions, the organization will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, brokers and other intermediaries have the discretion to vote on routine matters such as Proposal 2 but do not have discretion to vote on non-routine matters such as Proposal 1. Therefore, if you do not provide voting instructions to that organization, it may vote your shares only on Proposal 2 and any other routine matters properly presented for a vote at the 2021 Annual Meeting.

Q:     What is the effect of a broker non-vote?

A:     A broker non-vote occurs when a broker, bank or other intermediary that is otherwise counted as present in person or represented by proxy does not receive voting instructions from the beneficial owner and does not have the discretion to vote the shares. A broker non-vote will be counted for purposes of calculating whether a quorum is present at the 2021 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal as to which that broker non-vote occurs.

Q:     How does the Board of Directors recommend that I vote?

A:      The Board of Directors recommends that you vote your shares:

•        “FOR” the two nominees for election as directors (Proposal 1); and

•        “FOR” the ratification of the appointment of Deloitte & Touche LLP as Shift’s independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal 2).

Q:     What happens if additional matters are presented at the 2021 Annual Meeting?

A.     If any other matters are properly presented for consideration at the 2021 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2021 Annual Meeting to another time or place, the persons named as proxy holders, George Arison, Toby Russell and Jennifer Gaines, or any of them, will have discretion to vote the proxies held by them on those matters in accordance with their best judgment. Shift does not currently anticipate that any other matters will be raised at the 2021 Annual Meeting.

Q:     Can I change my vote?

A:     If you are the stockholder of record, you may change your vote (i) by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above in the question entitled “How do I vote if I am a record holder?”, (ii) by providing a written notice of revocation to our Secretary by email at corporatesecretary@shift.com prior to your shares being voted, or (iii) by attending the 2021 Annual Meeting and voting, which will supersede any proxy previously submitted by you. However, merely attending the meeting will not cause your previously granted proxy to be revoked unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may generally change your vote by (i) submitting new voting instructions to your broker, bank or other intermediary or (ii) if you have obtained a legal proxy from the organization that holds your shares giving you the right to vote your shares, by attending the 2021 Annual Meeting and voting virtually. However, please consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

Q:     What should I do if I receive more than one notice?

A:     You may receive more than one notice. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one set of proxy materials. Please complete, sign, date and return each Shift proxy card or voting instruction card that you receive, and/or follow the voting instructions on each notice you receive, to ensure that all your shares are voted.

Q:     Is my vote confidential?

A:     Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Shift or to third parties, except: (i) as necessary for applicable legal requirements, (ii) to allow for the tabulation and certification of the votes and (iii) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Shift management.

Q:     Who will serve as inspector of election?

A:     The inspector of election will be Broadridge Financial Solutions, Inc.

Q:     Where can I find the voting results of the 2021 Annual Meeting?

A:     We will publish final voting results in our Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four (4) business days of the 2021 Annual Meeting.

Q:     Who will bear the cost of soliciting votes for the 2021 Annual Meeting?

A:     Shift will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in doing so.

Q:     What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:     You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Shift’s proxy materials — Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. In order to be included in the proxy statement for the 2022 annual meeting of stockholders, stockholder proposals must be received by our Secretary no later than March 10, 2022, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought at annual meeting — In addition, you can find in our Bylaws an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, at an annual meeting of stockholders.

In general, our Bylaws provide that the Board of Directors will determine the business to be conducted at an annual meeting, including nominations for the election of directors, as specified in the Board of Directors’ notice of meeting or as properly brought at the meeting by the Board of Directors. However, a stockholder may also present at an annual meeting any business, including nominations for the election of directors, specified in a written notice properly delivered to our Secretary within the Notice Period (as defined below), if the stockholder held shares at the time of the notice and the record date for the meeting. The notice must contain specified information about the proposed business or nominees and about the proponent stockholder. If a stockholder who has delivered such a notice does not appear to present his or her proposal at the meeting, Shift will not be required to present the proposal for a vote.

The “Notice Period” is the period beginning the opening of business on the 120th day and ending the close of business on the 90th day prior to the one year anniversary of the date of the previous year’s annual meeting of stockholders; provided that, in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. As a result, the Notice Period for the 2022 annual meeting of stockholders will start on February 12, 2022 and end on March 10, 2022.

This is only a summary of the advance notice procedure. Complete details regarding all requirements that must be met are found in our Bylaws. You can obtain a copy of the relevant bylaw provisions by writing to our Secretary at our principal executive offices at 2525 16th Street, Suite 316, San Francisco, California 94103 or by accessing our filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not requested for inclusion in our proxy materials, should be sent to our Secretary at our principal executive offices.

Q:     Who can help answer my questions?

A:     Please contact our Investor Relations department by emailing us at ir@shift.com.

PROPOSAL 1
ELECTION OF DIRECTORS

General

The Board of Directors currently consists of eight members who are divided into three classes with staggered three-year terms. Our Bylaws permit the Board of Directors to establish by resolution the authorized number of directors, and eight directors are currently authorized. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees for Class I Directors

Two candidates have been nominated for election as Class I directors at the 2021 Annual Meeting for a three-year term expiring in 2024. Upon recommendation of the Leadership Development, Compensation and Governance Committee, the Board of Directors has nominated Victoria McInnis and Kellyn Smith Kenny for re-election as Class I directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led the Board of Directors and the Leadership Development, Compensation and Governance Committee to the conclusion that he or she should continue to serve as a director follows each of the director and nominee biographies.

If you are a stockholder of record and you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Ms. McInnis and Ms. Smith Kenny. Each of Ms. McInnis and Ms. Smith Kenny has accepted such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the 2021 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card. If you are a beneficial owner holding your shares in street name and you do not give voting instructions to your broker, bank or other intermediary, that organization will leave your shares unvoted on this matter.

Information Regarding the Board of Directors and Director Nominees

The Board of Directors is presently fixed at eight directors in accordance with our Bylaws. The Board of Directors is divided into three classes designated Class I, Class II and Class III. One class of directors is elected at each annual meeting of our stockholders for a term of three years. Each director holds office until his or her successor has been duly elected and qualified, or the director’s earlier resignation, death or removal. The current term of the Class I directors expires at the 2021 Annual Meeting. The current term of the Class II directors will expire at the 2022 annual meeting of stockholders and the current term of the Class III directors will expire at the 2023 annual meeting of stockholders.

Set forth below are the name and age of each of the directors of the Company, positions with the Company, term of office as a director of the Company, business experience during the past five years or more, and additional biographical data as of April 20, 2021. There is no family relationship between any of Company’s directors or executive officers. There are no arrangements between any director of the Company and any other person pursuant to which he/she was, or will be, selected as a director.

Directors are elected by a plurality of all of the votes cast, in person or by proxy. This means that the two nominees receiving the highest number of votes at the 2021 Annual Meeting will be elected, even if these votes do not constitute a majority of the votes cast.

Nominees for Election at the 2021 Annual Meeting.

The following table sets forth certain information with respect to the two director nominees, each of whom is a Class I Board member.

Name	Age	Principal Occupation and Other Information
Victoria McInnis	59

Ms. McInnis has served as a director of the Company since October 2020. Prior to joining the Board of Directors, Ms. McInnis served as an independent board member and audit committee chair for VectoIQ Acquisition Company, a special purpose acquisition company, from May 2018 to June 2020. VectoIQ Acquisition Company merged with Nikola Corporation in June 2020. Prior to joining VectoIQ Acquisition Company, Ms. McInnis held various positions with General Motors Corporation prior to her retirement in August 2017, including Vice President, Tax and Audit March 2015 to August 2017, Chief Tax Officer from 2009 to March 2015 and, prior to that, Executive Director, Tax Counsel, General Tax Director, Europe, Director of Federal Tax Audits, and Senior Tax Counsel, GM Canada.

We believe that Ms. McInnis is well qualified to serve as a director based on her extensive experience in the automotive industry and her financial expertise.

Kellyn Smith Kenny	43

Ms. Smith Kenny has served as a director of the Company since October 2020. She has been recognized by Fortune, Adweek, Brand Innovators, and HotTopics for marketing innovation, effectiveness, and leadership, where she is featured as a Top 100 Most Innovative CMO in the World, Top 50 CMO, Top 20 Most Tech Savvy CMO, Top 100 Women in Brand Marketing, and Working Mother of the Year. She is the Chief Marketing & Growth Officer at AT&T Communications, where she is responsible for accelerating customer acquisition, increasing customer lifetime value, and delivering a customer value proposition that strengthens AT&T’s premium position. Prior to AT&T, Kellyn served as the global Chief Marketing Officer at Hilton Worldwide, and held senior positions at Uber, Capital One and Microsoft. She holds a Bachelor of Arts in Economics from Colgate University and a Master of Business Administration from Northwestern University.

We believe that Ms. Smith Kenny is well qualified to serve as a director based on her intimate knowledge of how to build and maintain a strong brand and her extensive experience in senior management positions at public companies.

The Board recommends you vote FOR each of the director nominees.

The following tables set forth information with respect to our directors who are not up for election at the 2021 Annual Meeting.

Class II Directors — Terms Expire in 2022.

Name	Age	Principal Occupation and Other Information
Jason Krikorian	49

Mr. Krikorian has served as a director of the Company since October 2020 and as a director of Shift Platform, Inc. since September 2018. He has served as a General Partner for DCM Venture Capital, an international venture capital firm, since July 2010. He also currently serves as an investor for PLAYSTUDIOS and as a board member for Augmedix, Inc., Caavo, Fivestars, Matterport, FloSports, Kespry, Siren, SigFig, ART 19, and UJET. Previously, Mr. Krikorian was a co-founder and Executive Vice President of Business Development at Sling Media, Inc., the creator of the Slingbox, from June 2004 to January 2009, and has held numerous other board positions. Mr. Krikorian holds a Bachelor of Arts in Psychology from the University of California, Berkeley and both a Master of Business Administration and Juris Doctorate from the University of Virginia.

We believe that Mr. Krikorian is well qualified to serve as a director based on his intimate knowledge of the Company and industry from serving as a director of Shift Platform, Inc. and his extensive experience with early stage companies, both as a director and in management, and as a general partner in a venture capital firm.

Name	Age	Principal Occupation and Other Information
Emily Melton	44

Ms. Melton has served as a director of the Company since October 2020 and as a director of Shift Platform, Inc. since 2014. She currently is the Managing Partner of Threshold Ventures, an early-stage venture capital firm that she founded, since January 2014. She also serves on the board of directors for OODA Health, BetterUp, Wellframe, Verge Genomics, Vineti, and Imagen Technologies and served on the board of directors for Livongo Health from 2015 to 2017. Previously, Ms. Melton has served as an investor and advisor to companies, and served in various roles at Draper Fisher Jurveston, a venture capital firm focused on investments in enterprise, consumer and disruptive technologies, from 2000 to 2009. Ms. Melton holds a Bachelor of Arts in Political Science and Philosophy, and a Master of Business Administration, from Stanford University.

We believe that Ms. Melton is well qualified to serve as a director based on her intimate knowledge of the Company and industry from her long history as a director of Shift Platform, Inc. and her extensive experience as a director of early stage companies and as the founder of a venture capital firm.

Adam Nash	46

Mr. Nash has served as a director of the Company since October 2020. Mr. Nash is the President & CEO of Silverback Ventures, Inc. and has served on the board of directors of Acorns, a financial technology & services company that specializes in micro-investing, since February 2017 and is an adjunct lecturer in Computer Science at Stanford University, a position he has held since September 2017. Previously, he served as the Vice President of Product & Growth at Dropbox, a leading provider of cloud-based storage and collaboration applications, from 2018 to 2020. Prior to joining Dropbox, Mr. Nash was the President and Chief Executive Officer of Wealthfront, Inc. (“Wealthfront”) from 2014 to 2016. Before Wealthfront, he held roles as an Executive in Residence at Greylock Partners and Vice President of Product at LinkedIn. In addition, Mr. Nash has held strategic and technical roles at eBay, Atlas Venture, Preview Systems, and Apple. Mr. Nash holds both Bachelor of Science and Master of Science degrees in Computer Science from Stanford University, and a Master of Business Administration from Harvard University.

We believe that Mr. Nash is qualified to serve as a director based upon his service as a director of Shift Platform, Inc., his extensive experience with early stage companies as an angel investor and advisor, his knowledge of ecommerce and the innovation economy in California, and his knowledge of the business communities in Shift’s principal markets.

Class III Directors — Terms Expire in 2023.

Name	Age	Principal Occupation and Other Information
George Arison	43

Mr. Arison is our Co-Chief Executive Officer and Chairman and has served as a director of the Company since October 2020. Mr. Arison incorporated Shift Platform, Inc. in December 2013 and has served as a director and Chief Executive Officer since inception. Prior to co-founding Shift Platform, Inc., he served in various positions at Google from 2010 to 2013, most recently as a product manager. From 2007 to 2010, he co-founded Taxi Magic (now known as Curb) with Mr. Russell. From 2005 to 2007 he worked for Boston Consulting Group. Mr. Arison has been an investor in numerous startups, including Pulsar AI, Shipper, TravelBank, Carrot, Eden, AutoLeap, Fathom, Zero (acquired by Avant), Fyusion (acquired by Cox Automotive) and Omni (acquired by Coinbase). He has been nominated to serve on the board of directors of Belong Acquisition Corp., a blank check company that has not yet consummated its initial public offering. Prior to his business career, Mr. Arison was a policy analyst and ran a political campaign in Georgia, the country of his birth, about which he wrote Democracy and Autocracy in Eurasia: Georgia in Transition.

Mr. Arison holds a bachelor’s degree from Middlebury College.

We believe that Mr. Arison is qualified to serve as a director due to his position as Co-Chief Executive Officer of the Company and due to his extensive experience in numerous startups.

Name	Age	Principal Occupation and Other Information
Toby Russell	43

Mr. Russell serves as our Co-Chief Executive Officer and President and has served as a director of the Company since October 2020. Mr. Russell is a co-founder and director of Shift Platform, Inc. and has been employed by Shift Platform, Inc. since November 2015, currently serving as its Co-Chief Executive Officer. Prior to joining Shift Platform, Inc., he was Managing Vice President at Capital One from 2011 to 2015 where he led the digital transformation of the bank, including creating a completely new mobile and desktop customer experience for customers. In 2007, he co-founded Taxi Magic (now known as Curb) with Mr. Arison, which invented the use of native mobile applications for on-demand services, in its case transportation. In addition to his work in the private sector, Mr. Russell has spent time in public service, leading a $12 billion renewable energy and efficiency investment program for the U.S. Department of Energy. After finishing his Doctorate at Oxford University, he worked as a project leader at the Boston Consulting Group. Mr. Russell holds a bachelor’s degree from Middlebury College.

We believe that Mr. Russell is qualified to serve as a director due to his position as Co-Chief Executive Officer and his experience as a co-founder of the Company.

Manish Patel	40

Mr. Patel has served as a director of the Company since October 2020 and as a director of Shift Platform, Inc. since 2014. He currently is a Managing General Partner at Nava Ventures. He was formerly a General Partner for Highland Capital Partners, serving in the position from 2010 to 2021. In addition, Mr. Patel has served as a Teaching Faculty at Stanford University since 2015 and an Artificial Intelligence and Machine Learning Fellow at the University of Toronto since 2018. Previously, Mr. Patel has served as an Advisory Board Member for the MIT/Stanford Venture Lab from 2015 to 2017 and held positions in Product Management at Google from 2004 to 2010. Mr. Patel has also assisted a number of private companies with compensation in the capacity of a board member or investor, including Scopely, Muxgram, Bromium, Thumbsup Labs, SmartThings, and Fleksy. Mr. Patel holds a Bachelor of Art in Economics and Bachelor of Science in Engineering from Stanford University.

We believe that Mr. Patel is well qualified to serve as a director based on his intimate knowledge of the Company and industry from his long history as a director of Shift Platform, Inc. and his extensive experience in the venture capital industry.

See “Corporate Governance” and “Executive Compensation — Compensation of Directors” below for additional information regarding the Board of Directors.

CORPORATE GOVERNANCE

Board Role in Risk Oversight

The Board of Directors is responsible for overseeing the major risks facing the Company while management is responsible for assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee and Leadership Development, Compensation and Governance Committee. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Leadership Development, Compensation and Governance Committee oversees management of risks relating to the Company’s compensation plans and programs and other corporate governance matters. In performing their oversight responsibilities, the Board and Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit Committee and Leadership Development, Compensation and Governance Committee report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Board Leadership Structure

Our corporate governance documents provide the Board of Directors with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, our Board of Directors considers many factors. Mr. Arison currently serves as Chairman and Co-Chief Executive Officer of Shift. Our Board of Directors believes that at this time the Company and its stockholders are best served by this leadership structure. Our Board of Directors has determined that at this time a Co-Chief Executive Officer is the person best suited to serve as our Chairman because of Mr. Arison’s leadership of the Company since its inception. The Board of Directors also believes that Mr. Arison is the most capable in effectively identifying strategic priorities and opportunities for the Company and leading the Board of Directors in the discussion of such priorities and opportunities and the execution of the Company’s strategy.

Because the role of Chairman is currently held by an employee director, our corporate governance guidelines provide that an independent director shall serve as Lead Director of Shift. The Lead Director serves as liaison between the Co-Chief Executive Officers and the non-management directors and presides at all meetings and portions of meetings of the Board of Directors at which the Chairman is not present, including all executive sessions. Ms. Melton currently serves as the Lead Director.

Director Independence

As a result of our common stock being listed on the Nasdaq Stock Market (“Nasdaq”), Shift adheres to the rules of such exchange in determining whether a director is independent. Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that none of Victoria McInnis, Kellyn Smith Kenny, Jason Krikorian, Emily Melton, Adam Nash and Manish Patel has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as an independent director under the Nasdaq listing rules. In making these determinations, our Board of Directors considered any current and prior relationships that each non-employee director had with INSU and has with the Company and all other facts and circumstances our Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director.

Board Committees

Prior to the Merger, INSU’s board of directors had two standing committees: an audit committee and a compensation committee. In connection with the consummation of the Merger and the contemporaneous disbanding of these committees, our Board of Directors formed and constituted the Audit Committee and Leadership Development, Compensation and Governance Committee in October 2020.

Each of our two standing committees of our Board of Directors has the composition and responsibilities described below. In addition, from time to time, special committees may be established under the director of our Board of Directors when necessary to address specific issues. Each of the Audit Committee and Leadership Development, Compensation and Governance Committee operates under a written charter, which can be found at our website at www.investors.shift.com/corporate-governance/governance-documents. Any stockholder also may request them in print, without charge, by contacting the Secretary of Shift Technologies Inc. at 2525 16th Street, Suite 316, San Francisco, California 94103.

Director	Audit Committee	Leadership Development, Compensation and Governance Committee
George Arison	—	—
Toby Russell	—	—
Victoria McInnis	Chair	—
Kellyn Smith Kenny	—	X
Jason Krikorian	X	—
Emily Melton	—	X
Adam Nash	X	—
Manish Patel	—	Chair

Audit Committee Information

Shift has established an Audit Committee comprised of independent directors. The Audit Committee consists of Ms. McInnis and Messrs. Krikorian and Nash, with Ms. McInnis serving as its chairman. Each of the members of the Audit Committee is independent under Nasdaq’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing rules. The Nasdaq listing rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company is required to certify to Nasdaq that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Ms. McInnis satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of our Board of Directors. The Audit Committee duties, as specified in more detail in its charter, include but are not limited to reviewing and discussing with management the Company’s audited and unaudited financial statements and any major issues regarding accounting principles and financial statement presentations, assessing the Company’s major financial risk exposures, selecting and managing the relationship with the Company’s independent auditors, and overseeing the Company’s internal accounting and quality-control procedures.

The Audit Committee Report is included in this proxy statement on page 30.

Leadership Development, Compensation and Governance Committee Information

Shift has established a Leadership Development, Compensation and Governance Committee comprised of independent directors. The Leadership Development, Compensation and Governance Committee consists of Mr. Patel and Mses. Smith Kenny and Melton, with Mr. Patel serving as its chairman. Each of the members of the Leadership Development, Compensation and Governance Committee is independent under Nasdaq’s listing rules and each qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.

The Leadership Development, Compensation and Governance Committee serves as the Company’s compensation committee and nomination committee. The committee’s duties, as specified in more detail in its charter, include but are not limited to reviewing, recommending and approving matters relating to the compensation of executive officers, overseeing the Company’s compensation and benefits programs and policies, developing the selection criteria for directors and recommending the nomination of directors, and reviewing committee structures, changes in directors’ qualifications, and other corporate governance matters. The Leadership Development, Compensation and Governance Committee consults with and acts upon the recommendation of the Chief Executive Officers with respect to compensation matters relating to the other officers of the Company.

The committee may delegate any of its responsibilities to one or more subcommittees as it may deem appropriate to the extent allowed by applicable law and the Nasdaq listing rules.

Board and Committee Meetings and Attendance

The Board of Directors met eleven times during the fiscal year ended December 31, 2020, including two times following the closing of the Merger in October 2020. The Audit Committee met once following the closing of the Merger in October 2020. The Leadership Development, Compensation and Governance Committee, including the prior Compensation Committee that served prior to the Merger, met four times during the fiscal year ended December 31, 2020. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the fiscal year ended December 31, 2020 for which he or she was a director or committee member.

Pursuant to our corporate governance guidelines, Shift expects, but does not require, directors to attend our annual meeting of stockholders.

Director Nominations

The Leadership Development, Compensation and Governance Committee evaluates director nominees for election to the Board of Directors by our stockholders at the annual meeting of stockholders in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of our stockholders. In considering candidates for election to the Board of Directors, other factors will also be considered, such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Shift, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity, age, having the commitment to rigorously represent the long-term interests of our stockholders and such other factors as it deems appropriate, given the current needs of the Board of Directors and our business, to maintain a balance of knowledge, experience and capability. While Shift does not have a formal policy outlining the diversity standards to be considered when evaluating director candidates, the Leadership Development, Compensation and Governance Committee considers ethnic and gender diversity, as well as differences in perspective, professional experience, education, skill, and other qualities in the context of the needs of the Board of Directors. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, gender identity, disability, or any other basis prohibited by law.

In the case of incumbent directors whose terms of office are set to expire at the annual meeting of stockholders, the Leadership Development, Compensation and Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates for election to the Board of Directors, the Leadership Development, Compensation and Governance Committee also determines whether the nominee is independent under the applicable Nasdaq listing rules and SEC rules and regulations and the advice of counsel, if necessary. The Leadership Development, Compensation and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Leadership Development, Compensation and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Leadership Development, Compensation and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Leadership Development, Compensation and Governance Committee will consider qualified director candidates recommended by stockholders in compliance with our procedures and subject to applicable inquiries. The Leadership Development, Compensation and Governance Committee’s evaluation of candidates recommended by stockholders does not differ materially from its evaluation of candidates recommended from other sources. For the 2022 Annual Meeting, nominations must be submitted to our Secretary at our principal executive offices at 2525 16th Street, Suite 316, San Francisco, California 94103 no earlier than February 12, 2022 and no later than March 10, 2022. Recommendations must also include certain other requirements specified in our Bylaws. Any such shareholder recommendation should be accompanied by a written statement from the candidate of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

Compensation Committee Interlocks and Insider Participation

None of the members of the Leadership Development, Compensation and Governance Committee was at any time during 2020 an officer or employee of ours or any of our affiliates, nor is any member a former officer of ours or any of our affiliates. In addition, no executive officer of the Company currently serves as a director or member of the Compensation Committee of any entity that has one or more executive officers serving as one of our directors.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our employees, officers, and directors, and those of our subsidiaries and affiliates, a copy of which is available on the Company’s website at www.shift.com. If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct and Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct and Ethics that apply to our principal executive officers, principal financial officer and principal accounting officer by posting the required information on the Company’s website at www.shift.com. The information found on the website is not part of this Proxy Statement.

Stock Transactions

The Board of Directors has adopted an insider trading policy which applies to all of our directors, officers and employees, as well as contractors and consultants who have access to material nonpublic information. With respect to our securities, the policy prohibits short-term trading, short sales, hedging or monetization transactions, transactions in put options, call options or other derivative securities, and holding securities in a margin account or otherwise pledging securities as collateral for a loan.

Contacting the Board of Directors

Any stockholder or any other interested party who desires to communicate with our Board of Directors, our non-employee directors or any specified individual director may do so by directing such correspondence to the attention of the Secretary at our offices at 2525 16th Street, Suite 316, San Francisco, California 94103. The Secretary will forward the communication to the appropriate director or directors as appropriate.

EXECUTIVE OFFICERS

Set forth below is certain information regarding the Company’s current executive officers as of December 31, 2020:

Name	Age	Position
George Arison	43	Co-Chief Executive Officer and Chairman
Toby Russell	43	Co-Chief Executive Officer and President
Oded Shein	59	Chief Financial Officer
Sean Foy	53	Chief Operations Officer
Karan Gupta	41	Senior Vice President of Engineering

George Arison.    For a brief biography of Mr. Arison, please see “Proposal 1 — Election of Directors — Information Regarding the Board of Directors and Director Nominees.”

Toby Russell.    For a brief biography of Mr. Russell, please see “Proposal 1 — Election of Directors — Information Regarding the Board of Directors and Director Nominees.”

Oded Shein has served as the Chief Financial Officer of Shift since March 2021. Prior to joining Shift, Mr. Shein served as Chief Financial Officer of The Fresh Market, Inc. beginning in August 2018. Prior to that, he served as Executive Vice President and Chief Financial Officer of Stage Stores from January 2011 to August 2018. From July 2004 until January 2011, Mr. Shein served in various financial positions at Belk, Inc., including as its Vice President, Finance and Treasurer. Prior to joining Belk, Inc., Mr. Shein served as the Vice President, Treasurer of Charming Shoppes, Inc. Mr. Shein serves on the board of directors of Conn’s, Inc. Mr. Shein holds a Bachelor of Business Administration in Information Systems from Baruch College and a Master of Business Administration in Finance from Columbia University.

Sean Foy has served as our Chief Operating Officer since November 2018. Prior to joining Shift, Mr. Foy served as Head of Logistics, Supply Chain and Fulfillment Operations for Enjoy Technology, Inc., an operator of mobile retail stores across the U.S., U.K. and Canada from February 2017 until July 2017 and then as Head of Operations through November 2018. He previously served as Director of Operations for Kindle, Fire, Echo and Amazon Devices at Amazon Lab126 from 2014 to 2017. Prior to joining Amazon Lab126, he served in positions of increasing responsibility for Kobo Europe, Amazon, Grafton Group plc, Ascott Management Solutions, Primafruit Ltd, Sears and Allied Distillers. He holds a master’s degree in Global Management from the University of Salford.

Karan Gupta has served as our Senior Vice President of Engineering since March 2020. Prior to joining Shift, Mr. Gupta served as Senior Director of Engineering at The RealReal, Inc., an online and brick-and-mortar marketplace for authenticated luxury consignment, from 2017 – 2020. Prior to The RealReal, Inc., Mr. Gupta served as Senior Director of Engineering at Prysm Inc. from 2016 – 2017 and as Chief Executive Officer of Mammoth Works Inc. from 2013 – 2016. Mr. Gupta has a Master of Science in Computer Science from Texas Tech University and a Bachelor’s of Computer Engineering from Maharshi Dayanand University.

EXECUTIVE COMPENSATION

Overview

We provide our executives with an annual base salary as a fixed, stable form of compensation, and we grant our executives equity-based compensation to provide an additional incentive to grow our business and further link the interests of our executives with those of our stockholders. In addition, we provided certain cash incentive opportunities to our executives for 2020 as described below to provide an additional incentive for executives to achieve specified financial and operating objectives we believed would help create long-term value for our stockholders. We have also entered into agreements with our executives that provide for severance benefits upon certain terminations of employment.

The Compensation Committee reviews our executive officers’ overall compensation packages on an annual basis (or more frequently as it deems warranted) to help ensure we continue to attract and retain highly talented executives and provide appropriate incentives to continue to grow our company.

As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for the Company’s principal executive officers and the next two most highly compensated executive officers.

The tabular disclosure and discussion that follow describe our executive compensation program during the fiscal year ended December 31, 2020 with respect to our named executive officers as of December 31, 2020: George Arison and Toby Russell, Co-Chief Executive Officers; Sean Foy, Chief Operating Officer; and Karan Gupta, Senior Vice President of Engineering (collectively, the “named executive officers” or “NEOs”).

Summary Compensation Table — 2020

The following table sets forth the compensation paid to the named executive officers that is attributable to services performed during fiscal years 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)		Option Awards ($)(2)	All Other Compensation ($)		Total ($)
George Arison	2020	297,400	1,825,000	—		—	—		2,122,400
Co-CEO	2019	250,000	63,750	—	(3)	1,666,676	27,000		2,007,426

Toby Russell	2020	339,100	2,166,646	—		—	13,541	(4)	2,519,287
Co-CEO	2019	250,000	63,750	—		2,549,804	41,977		2,904,631

Sean Foy	2020	325,000	445,584	—		—	40,767	(5)	811,351
Chief Operating Officer	2019	325,000	—	—		932,648	40,764		1,298,412

Karan Gupta	2020	249,400	268,350	—		226,340	—		744,090
Senior Vice President of Engineering(6)

____________

(1)      This column includes the following discretionary bonus amounts: (a) bonuses paid to the NEOs in 2020 in connection with the Merger (Mr. Arison — $1,750,000; Mr. Russell — $1,592,955; and Mr. Foy — $239,584); and (b) bonuses awarded to the NEOs in respect of their services to the Company during fiscal year 2020 (Mr. Arison — $75,000; Mr. Russell — $75,000; Mr. Foy — $206,000; and Mr. Gupta — $62,350). In addition, the amount reported in this column for Mr. Russell also includes bonuses in the amount of $498,691 pursuant to the Russell Bonus Letter described below and for Mr. Gupta includes a signing bonus of $206,000 pursuant to his offer letter described below.

(2)      In accordance with SEC rules, these amounts represent the aggregate grant date fair value of the option awards granted to the named executive officer during the applicable fiscal year computed in accordance with ASC 718. Shift’s equity awards valuation approach and related underlying assumptions for awards granted in 2019 and 2020 are described in Note 2 “Summary of Significant Accounting Policies — Stock-Based Compensation Expense” and Note 9 “Stock-Based Compensation Plans” to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K filed with the SEC on March 19, 2021. The reported amounts do not necessarily reflect the value that may be realized by the executive with respect to the awards, which will depend on future changes in stock value and may be more or less than the amount shown.

(3)      In February, March and September 2019, certain Shift stockholders completed the purchase of 3,464,706 shares of Shift Series D Preferred Stock which they acquired in exchange for shares of common stock of Shift that they had acquired from certain Shift employees, including Mr. Arison. Shift employees who had shares they owned outright and who had been employed by Shift for a minimum of four years as of September 2018 were given the opportunity to participate in the transaction. In connection with the share exchange, Shift recognized a non-cash compensation expense, of which $2,588,008 relates to shares acquired from Mr. Arison. The accounting and disclosure of such share exchange as compensation may not be indicative of the characterization of the share exchange for tax purposes with respect to the deductibility of compensation expenses incurred by Shift or the determination of income earned by Mr. Arison.

(4)      In 2020, Mr. Russell received the following benefits: $4,541 for travel expenses; and $9,000 for accommodations.

(5)      Mr. Foy received $40,767 for accommodations expenses in 2020.

(6)      Mr. Gupta was hired as the Company’s Senior Vice President of Engineering, effective March 25, 2020.

Employment Agreements

Co-Chief Executive Officer (George Arison) — Arison Employment Agreement

On October 13, 2020, the Company entered into an employment agreement (the “Arison Employment Agreement”) with Mr. Arison for the position of Co-Chief Executive Officer of the Company. The Arison Employment Agreement does not have a specified term and is subject to termination by either party at any time.

The Arison Employment Agreement provides for a base salary of $490,000 per year through 2021 and a base salary of $590,000 commencing in 2022, which thereafter is subject to review and may be increased (but not decreased) by the Compensation Committee. Pursuant to the agreement, Mr. Arison received an annual bonus of $75,000 for continued employment through the end of 2020. Beginning with 2021, Mr. Arison is eligible for an annual incentive bonus with a target set at no less than 200% of his annual base salary, subject to achievement of performance goals to be established by the Compensation Committee in consultation with Mr. Arison. The agreement provides that for 2021, Mr. Arison is eligible to earn (i) a bonus equaling 200% of his 2021 annual salary if the Company meets the performance goals established by the Compensation Committee based on the 2021 budget as approved by the Board of Directors, and (ii) an additional 100% of his 2021 annual salary if the Company meets the performance goals established by the Compensation Committee based on stretch goals when compared to the Company’s 2021 budget as approved by the Board of Directors. The Arison Employment Agreement also provided for him to receive a bonus of $1,750,000 in connection with the Merger. The Arison Employment Agreement also provides that Mr. Arison is eligible to participate in certain benefit plans made available to the Company’s executives generally and entitled to paid time off (vacation, holiday, and sick leave), in accordance with the Company’s policies; provided, however, that Mr. Arison may take five weeks of paid time off annually. Any of his equity awards granted under the Shift 2014 Stock Incentive Plan that were then outstanding and unvested became fully vested on March 31, 2021.

If Mr. Arison is terminated without cause or resigns for good reason (as such terms are defined in the Arison Employment Agreement), he will be entitled to receive as severance: (i) continued payment of his base salary for 12 months (at the rate in effect for the year in which his termination occurs) and (ii) a prorated annual bonus for the year in which his termination occurs (determined based on actual performance against the Company goals established for the year and with any personal goals to be considered to be fulfilled on a prorated basis). In addition, Mr. Arison will be entitled to continued health insurance coverage for up to 12 months on substantially the same terms as provided to the Company’s other senior executives, provided he pays an amount equal to the amount active employees pay for such coverage as of the date of his termination. Mr. Arison’s right to receive these severance benefits is conditioned upon his execution of a release of claims in favor of the Company and continued compliance with the confidentiality, non-solicitation and other restrictive covenants contained in the agreement.

The Arison Employment Agreement also provides that if a change of control of the Company occurs, any payments or benefits provided to Mr. Arison that constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G will either be paid in full (and subject to applicable excise tax) or reduced to the extent necessary so that no portion of such payments will be subject to the excise tax, whichever results in the greatest economic benefit to Mr. Arison on an after-tax basis.

Co-Chief Executive Officer (Toby Russell) — Russell Employment Agreement

On October 13, 2020, the Company entered into an employment agreement (the “Russell Employment Agreement”) with Mr. Russell for the position of Co-Chief Executive Officer of the Company. The Russell Employment Agreement does not have a specified term and is subject to termination by either party at any time.

The Russell Employment Agreement provides for a base salary of $490,000 per year through 2021 and a base salary of $590,000 commencing in 2022, which thereafter is subject to review and may be increased (but not decreased) by the Compensation Committee. Pursuant to the agreement, Mr. Russell received an annual bonus of $75,000 for continued employment through the end of 2020. Beginning with 2021, Mr. Russell is eligible for an annual incentive bonus with a target set at no less than 200% of his annual base salary, subject to achievement of performance goals to be established by the Compensation Committee in consultation with Mr. Russell. The agreement provides that for 2021, Mr. Russell is eligible to earn (i) a bonus equaling 200% of his 2021 annual salary if the Company meets the performance goals established by the Compensation Committee based on the 2021 budget as approved by the Board of Directors, and (ii) an additional 100% of his 2021 annual salary if the Company meets the performance goals established by the Compensation Committee based on stretch goals when compared to the Company’s 2021 budget as approved by the Board of Directors. The Russell Employment Agreement also provided for him to receive a bonus of $1,592,955 in connection with the Merger. This bonus amount was reduced from $1,750,000 and Mr. Russell instead received a bonus in October 2020 as described under “Russell Bonus Letter” below to assist him with retiring certain partial recourse promissory notes executed by Mr. Russell in favor of the Company. The Russell Employment Agreement also provides that Mr. Russell is eligible to participate in certain benefit plans made available to the Company’s executives generally and entitled to paid time off (vacation, holiday, and sick leave), in accordance with the Company’s policies; provided, however, that Mr. Russell may take five weeks of paid time off annually. Any of his equity awards granted under the Shift 2014 Stock Incentive Plan that were then outstanding and unvested became fully vested on March 31, 2021.

If Mr. Russell is terminated without cause or resigns for good reason (as such terms are defined in the Russell Employment Agreement), he will be entitled to receive as severance: (i) continued payment of his base salary for 12 months (at the rate in effect for the year in which his termination occurs), and (ii) a prorated annual bonus for the year in which his termination occurs (determined based on actual performance against the Company goals established for the year and with any personal goals to be considered to be fulfilled on a prorated basis). In addition, Mr. Russell will be entitled to continued health insurance coverage for up to 12 months on substantially the same terms as provided to the Company’s other senior executives, provided he pays an amount equal to the amount active employees pay for such coverage as of the date of his termination. Mr. Russell’s right to receive these severance benefits is conditioned upon his execution of a release of claims in favor of the Company and continued compliance with the confidentiality, non-solicitation and other restrictive covenants contained in the agreement.

The Russell Employment Agreement also provides that if a change of control of the Company occurs, any payments or benefits provided to Mr. Russell that constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G will either be paid in full (and subject to applicable excise tax) or reduced to the extent necessary so that no portion of such payments will be subject to the excise tax, whichever results in the greatest economic benefit to Mr. Russell on an after-tax basis.

Russell Bonus Letter

On October 7, 2020, the Company and Mr. Russell entered into a letter agreement that provided for Mr. Russell to receive the following bonus payments in connection with the closing of the Merger: (i) a $150,000 discretionary bonus as contemplated by his original offer letter from the Company in 2015, (ii) a $63,750 discretionary bonus for 2019, and (iii) a $347,248 discretionary bonus to assist Mr. Russell in satisfying certain partial recourse promissory notes executed by him in favor of the Company (See Related Party Transactions — Loans to Employees). On October 9, 2020, these bonuses were paid to Mr. Russell, less applicable withholding and amounts owed under the promissory notes, and Mr. Russell paid the remaining amounts due under the promissory notes, which notes were then fully paid off.

Chief Operating Officer (Sean Foy) — Offer Letter

On October 12, 2018, the Company entered into an offer letter with Mr. Foy, as amended on October 16, 2018 by side letter (the “Foy Offer Letter”) for the position of Chief Operating Officer. The Foy Offer Letter provides for a base salary of $325,000 per year. Mr. Foy is also eligible to earn a performance-based cash bonus of up to $250,000

(and no less than $100,000) in 2021 based on the Company’s achievement of performance targets in 2019 and 2020. In addition, Mr. Foy received an advance of $100,000 of his 2020 year-end bonus in the form of an unsecured promissory note dated January 14, 2019. In October 2020, Mr. Foy received a bonus as described under “Foy Bonus Letter” below to assist him with retiring this note. In connection with his travel to San Francisco during the work week, Mr. Foy is entitled to $40,000 of travel accommodations per year. Mr. Foy is also eligible to participate in any benefit plans offered by the Company as in effect from time to time on the same basis as generally made available to other employees. The Foy Offer Letter does not include any severance or change in control benefits and provides that Mr. Foy’s employment may be terminated by either the Company or Mr. Foy upon 90 days written notice.

Foy Bonus Letter

On October 7, 2020, the Company and Mr. Foy entered into a letter agreement that provided for Mr. Foy to receive a $154,000 discretionary bonus to assist Mr. Foy in satisfying a partial recourse promissory note executed by him in favor of the Company (See Related Party Transactions — Loans to Employees). On October 9, 2020, this bonus was paid to Mr. Foy, less applicable withholding and less the amount owed under the promissory note, which note was then fully paid off.

Senior Vice President of Engineering (Karan Gupta) — Offer Letter

On February 21, 2020, the Company entered into an offer letter with Mr. Gupta (the “Gupta Offer Letter”) for the position of Vice President of Engineering. The Gupta Offer Letter provides for a base salary of $325,000 per year and an annual performance-based opportunity with a target amount of 15% of his base salary. The Gupta Offer Letter also provided for him to receive an option to purchase up to 1,500,000 shares, subject to a four-year vesting schedule, and a signing bonus of $206,000 (subject to repayment if he voluntarily terminated employment within 12 months after his start date). Mr. Gupta is also eligible to participate in any benefit plans offered by the Company as in effect from time to time on the same basis as generally made available to other employees. If the Company had terminated his employment within nine months after his start date, he would have been entitled to severance of six months of his base salary.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth outstanding equity awards held by the named executive officers as of December 31, 2020.

			Option Awards					Stock Awards
Name(1)	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares of units of stock that have not vested ($)(3)
George Arison	7/31/2019	166,607	169,435	(4)	0	0.30	7/31/2029	—
Toby Russell	9/13/2017	0	496	(4)	0	0.08	9/13/2027	11,975	99,033
	7/31/2019	274,806	250,662	(4)	0	0.30	7/31/2029	—
Sean Foy	1/28/2019	0	27,862	(5)	0	0.30	1/28/2029	21,590	178,549
	7/31/2019	30,341	66,749	(6)	0	0.30	7/31/2029
Karan Gupta	3/26/2020	29,812	0		0	3.35	3/26/2030	—
	3/26/2020	3,323	71,304	(7)	0	0.31	3/26/2030	—

____________

(1)      Each of the outstanding equity awards reflected in this table was granted pursuant to the 2014 Plan. Each option provides that it may be exercised prior to the vesting date, with any shares acquired on such “early exercise” of the option being subject to the option’s vesting schedule. The portion of each option reported in the “unexercisable” column of the table represents the portion of the option that was unvested as of December 31, 2020.

(2)      This column represents shares of restricted stock under the 2014 Plan, issued upon the early exercise of stock options, which remained unvested as of December 31, 2020.

(3)      This amount reflects the closing price of a share of our common stock on the last trading day of fiscal 2020 (which was $8.27), multiplied by the amount shown in the column for the Number of Shares or Units of Stock That Have Not Vested.

(4)      The unvested portion of each of these options (including the unvested shares acquired by Mr. Russell on early exercise of his September 2017 option grant as noted above) vested on March 31, 2021.

(5)      The unvested portion of this option (including the unvested shares acquired on early exercise of the option as noted above) vests monthly through August, 2022.

(6)      The unvested portion of this option vests monthly through December, 2023.

(7)      The unvested portion of this option vests monthly through December, 2023.

Equity Awards Granted After Fiscal Year 2020

Early in 2021, the Company granted restricted stock units (“RSUs”) under its 2020 Omnibus Equity Compensation Plan to each of the NEOs. A portion of each grant consisted of time-based RSUs that are scheduled to vest in quarterly installments over the four-year period commencing October 13, 2020 (or, in Mr. Gupta’s case, commencing with his March 25, 2021 start date), subject to the NEOs continued employment with the Company through the applicable vesting date. The balance of each grant consisted of performance-based RSUs that vest quarterly over a two-year period commencing on October 13, 2022 (or, in Mr. Gupta’s case, commencing on March 25, 2023), subject to achievement of a pre-established performance target for the applicable performance year and the NEO’s continued employment with the Company through the applicable vesting date (although a portion of the award will be eligible to vest on a pro-rated basis if the NEO’s employment is terminated by the Company without cause or by the NEO for good reason, or upon death, during the two-year performance period for the award and the goal for the performance year in which the termination occurs is met). With respect to the grants to Mr. Arison and Mr. Russell, time-based RSUs and performance-based RSUs that are outstanding and unvested as of the date of a change of control shall become vested immediately prior to such change of control.

The following table shows the number of RSUs granted to each NEO in early 2021 as described above:

Name	Time-Based RSUs	Performance-Based RSUs
George Arison	2,283,204	761,068
Toby Russell	2,283,204	761,068
Sean Foy	199,781	66,594
Karan Gupta	114,161	38,054

Retirement Benefit Programs

We maintain the Shift Technologies 401(k) Plan, a tax-qualified defined contribution plan (the “401(k) Plan”) that provides retirement benefits to employees. The NEOs are eligible to participate in the 401(k) Plan on the same terms as other participating employees. Employees may elect to defer a percentage of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to the 401(k) Plan. The plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. We do not currently provide matching or other contributions under the plan.

Compensation of Directors

As of the filing of this proxy statement, the Company had not adopted a formal policy for the compensation to be provided to members of the Board of Directors who are not employed by the Company or any of its subsidiaries (“non-employee directors”). Non-employee directors did not receive any equity compensation for their service as directors during 2020, although the Board of Directors approved cash fees for certain non-employee directors for such service as reflected in the table below.

Director Compensation Table — 2020

The following table sets forth the total compensation paid to the non-employee directors for their service on the Board of Directors during fiscal year 2020. Messrs. Arison and Russell, who are employed by the Company, did not receive any additional compensation for their service on the Board of Directors in 2020.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Kellyn Smith Kenny(2)	9,493	—	—	—	9,493
Jason Krikorian	—	—	—	—	—
Victoria McInnis(2)	12,658	—	—	—	12,658
Emily Melton	—	—	—	—	—
Adam Nash(2)	10,548	—	—	—	10,548
Manish Patel	—	—	—	—	—

____________

(1)      As of December 31, 2020, Mr. Nash held outstanding options to acquire up to 22,648 shares of our common stock. No other non-employee director held any outstanding equity awards.

(2)      Ms. Smith Kenny, Ms. McInnis and Mr. Nash each joined the Board of Directors in October 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

Pursuant to the charter of the Audit Committee, the Audit Committee reviews with both management and the independent auditors and approves any related party transactions or dealing between parties related to the Company. In accordance with this policy, the Audit Committee reviews and considers for approval any transactions in which (i) Shift or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all employees of the Company generally. In assessing a related party transaction brought before it for approval the Audit Committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion.

For purposes of this policy, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K. The individuals and entities that are considered “related persons” include:

•        Directors, nominees for director and executive officers of Shift;

•        Any person known to be the beneficial owner of five percent or more of our common stock (a “5% Stockholder”); and

•        Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer or 5% Stockholder.

Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

Sales with Related Party

In December 2018, the Company agreed to sell cars to Lithia under a one-sided marketplace (“OSM”) program whereby the Company acquires cars from various sources in Oxnard, Salem and Fresno markets and sells directly and solely to Lithia. In July 2019, the Salem OSM ceased operations.

The Company invoices Lithia based on the purchase price of the car plus an agreed upon margin by location. During the years ended December 31, 2020 and 2019, the Company recognized approximately $5.4 million and $7.1 million, respectively, of sales from the OSM agreement with Lithia. The 2019 revenues were subject to contra-revenue adjustment and fully eliminated following the guidance related to consideration payable to a customer. During the year ended December 31, 2019, the Company recognized contra-revenue of $7.1 million. There was no such contra-revenue adjustment in 2020.

Other than sales made through OSM locations, the Company also sells used cars to Lithia using a pricing algorithm as a basis for sales price. During the year ended December 31, 2019, the Company had sales of approximately $0.7 million. The 2019 revenues were subject to contra-revenue adjustment and fully eliminated following the guidance related to consideration payable to a customer. There was no such revenue during the year ended December 31, 2020.

Accounts Receivable from Related Party

As of December 31, 2020 and 2019, the Company has $0.6 million and $0.3 million in outstanding accounts receivable from Lithia, which is comprised of $0.5 million and $0.3 million, respectively, in vehicle sales and $0.1 million and $22 thousand, respectively, in commissions based on the number of loan contracts booked with US bank. The Company operates under Lithia’s master agreement with US Bank where the collections pass through Lithia.

Warrant and Commercial Agreements

In September 2018, the Company entered into a warrant agreement (the “Warrant Agreement”) and a commercial agreement for Milestone 1 with Lithia and granted Lithia a warrant to purchase 86,661,588 shares of Legacy Shift common stock at an exercise price of $0.01 per share (the “Warrant Shares”). The Warrant Shares were scheduled to vest and become exercisable in six separate tranches of 14,443,598 shares each. Vesting and exercisability was dependent upon the achievement of the Milestones, as defined below. While the Warrant Agreement establishes general vesting terms for each of the six Milestones, each of the six Milestones contains substantive service or performance requirements, and were non-binding as neither the Company nor Lithia were obligated to perform until the commercial agreement associated with each Milestone was executed.

Two tranches of 14,443,598 Warrant Shares were scheduled to vest and become immediately exercisable upon the achievement of each of Milestone 1 and Milestone 2. The remaining four tranches of 14,443,598 Warrant Shares were scheduled to vest and become exercisable on January 12, 2020 (the “Vesting Cliff Date”), provided that Milestone 3, Milestone 4, Milestone 5 and Milestone 6 were achieved prior to such date. If such Milestone had not been achieved by the Vesting Cliff Date, such 14,443,598 Warrant Shares would vest and become immediately exercisable upon the achievement of such Milestone. With respect to any unvested Warrant Shares that had not vested by June 12, 2020 (the “Vesting Termination Date”), the Warrant would automatically terminate. All Warrant Shares became vested prior to the Vesting Termination Date and were exercised prior to the Merger.

•        Milestone 1 — the Company, with Lithia’s assistance, enters into acceptable credit facilities with access to asset-based used vehicle floorplan financing.

•        Milestone 2 — the Company and Lithia enter into a data sharing commercial agreement whereby Lithia agrees to transfer certain historical transaction and inventory data to the Company.

•        Milestone 3 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least one of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 4 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least three of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 5 — the Company and Lithia enter a commercial agreement whereby Lithia agrees to use commercially reasonable best efforts to help the Company secure and maintain access to finance and insurance products on par with a typical Lithia store.

•        Milestone 6 — the Company and Lithia entering into a commercial agreement where Lithia will purchase mutually-agreed upon vehicles from the Company in a minimum of three existing Lithia markets.

2018 Milestones

The commercial agreement agreed to with Lithia in September 2018 was entered into concurrently with arrangements that provide for Lithia’s guarantee of the flooring line of credit for a three-year period and the provision by Lithia for the delayed draw facility, see Note 7 — Borrowings. The Company determined that there was significant value in the terms received related to both the guarantee and delayed draw facility, for which the Company transferred the warrants identified in Milestone 1 as compensation. Accordingly, upon entering into the arrangements, the Company measured the fair value of the guarantee received at $9.1 million and the fair value of the delayed draw facility at $5.7 million.

The fair value of the guarantee is treated as a deferred borrowing cost associated with the flooring line of credit and is included within deferred borrowing costs on the consolidated balance sheet and is being amortized over the three-year guarantee period, which resulted in $3.0 million and $3.0 million of interest expense during the years ended December 31, 2020 and 2019, respectively. At December 31, 2019, the unamortized balance of the deferred loan commitment cost of $4.0 million was presented net against the outstanding Term Loan A balance on the Company’s consolidated balance sheet. The deferred loan commitment cost was being amortized over the four-year loan commitment period and the remaining balance was written off when the DDTL was repaid on November 10, 2020. Amortization of the deferred loan commitment cost associated with the delayed draw facility resulted in total interest expense of $4.0 million and $1.1 million during 2020 and 2019 respectively.

The warrants issued with Milestone 1 were determined to be liability classified, subject to remeasurement, and were recorded as a non-current liability on the consolidated balance sheet as of December 31, 2019. The Company recorded a remeasurement loss of $9.5 million and a remeasurement gain of $0.1 million to change in fair value of financial instruments during the years ended December 31, 2020 and 2019, respectively.

Milestone 3 was achieved in December 2018 and the Company recorded the release of the corresponding warrant shares at the then fair value of $4.2 million. The warrants issued with Milestone 3 were determined to be liability classified and are subject to remeasurement, and at December 31, 2018, were recorded as a non-current liability on the consolidated balance sheet. On January 1, 2019, the Company adopted ASU 2018-07, and reclassified the fair value of Milestone 3 warrants of $3.9 million from liability to equity and in turn, the balance is no longer subject to remeasurement after the date of adoption.

2019 Milestones

Prior to 2019, the Company had generated an immaterial amount of sales from Lithia. Beginning in 2019, the Company began to generate more substantial sales with Lithia. As Lithia is a customer, the Company assessed the warrants as consideration payable to a customer under ASC 606.

During 2019, the Company entered into commercial or equivalent agreements related to Milestones 2, 4 and 6 that contractually obligated both the Company and Lithia to perform and, upon signing the relevant agreement, Lithia earned the related warrants. The Company determined that the grant date fair value for the cumulative equity-classified warrants earned related to Milestone 2, 4 and 6 was $13.6 million. For each of Milestones 2,4,and 6, the Company considered whether it received distinct goods or services for which it could reasonably estimate the fair value. For Milestone 2, the Company received historical data from Lithia that provided an immediate benefit to the Company. The Company concluded that the data represented a distinct good or service. The estimated fair value of such benefit of $2.2 million which was recorded immediately to selling, general, and administrative expenses on the consolidated statements of operations and comprehensive loss. For Milestones 4 and 6, the Company received an immaterial amount of distinct goods or services associated with securing the leased space and provisioning of infrastructure so the Company could sell to Lithia in certain markets. Of the remaining value associated with the warrants, $7.8 million was recorded as a reduction to revenue in 2019, which represented the cumulative revenue from Lithia. The Company considered the appropriate treatment for the remaining $3.6 million of value associated with the warrants. The Company determined that it was appropriate to recharacterize such amount that exceeded the cumulative revenue recognized as an expense as the arrangements with Lithia do not provide the Company with an exclusive right to sell cars to Lithia and Lithia has no minimum purchase commitment. Accordingly, the Company recorded $3.6 million to selling, general and administrative expenses for the year ended December 31, 2019.

The Company then considered whether any amount that was not related to a distinct good or service should be reflected as an asset by determining whether the warrants could be viewed as an up-front payment to a customer and reflected as an asset at December 31, 2019. However, the Company concluded that as of December 31, 2019, there was no probable future economic benefit obtained or controlled by the Company based on the contractual relationships with Lithia.

In connection with the negotiations related to Milestone 5, Lithia facilitated an agreement with Automotive Warranty Services (“AWS”) to sell and market AWS’s service plans, whereby the Company receives commission rates from AWS of comparable terms to those received by Lithia. In substance the Company paid Lithia, in the form of Warrant Shares, to make an upfront payment to Company’s customers on behalf of the Company as the Company achieved favorable pricing from AWS. The benefits of this agreement were guaranteed by Lithia for an initial term of five years commencing on the signing date of the agreement. Such arrangement was the first of a number of agreements to be entered into under the terms of Milestone 5, see further discussion below. The estimated fair value of the in substance upfront payment to AWS was $2.8 million with an offsetting entry recorded to additional paid-in capital, representing a capital transaction with a related party.

Milestone 5 was met in October 2019 and the Company recorded the warrants to additional paid-in capital based on a fair value of $4.3 million. Milestone 5 was achieved after a mutual signed agreement was entered into evidencing that Lithia provided commercially best efforts to help the Company secure and maintain access to four finance and insurance products on par with a typical Lithia store. The fair value of the in substance upfront payment, other than the $2.8 million for AWS discussed above, was $0.4 million and was recorded to other non-current assets on the consolidated balance sheet. The combined asset recorded of $3.2 million is subject to amortization over a five-year period expected period of benefit. During the years ended December 31, 2020 and 2019, the Company amortized $0.6 million and $0.6 million, respectively of the asset as a reduction to finance and insurance sales, which is recorded within other revenues on the consolidated statements of operations and comprehensive loss. As of December 31, 2020 and 2019, the remaining asset, net of amortization, was $1.9 million and $2.5 million, respectively. With the achievement of Milestone 5 the Company determined that it was appropriate to recharacterize excess consideration received related to the Milestone 5 warrants in the amount of $1.1 million as an expense as the arrangements with Lithia does not provide the Company with an exclusive right to sell cars to Lithia and Lithia has no minimum purchase commitment. Accordingly, the Company recorded $1.1 million to selling, general and administrative expenses during the year ended December 31, 2019.

In addition to the amounts noted above which were recorded for distinct goods or services, the aggregate effects of the 2019 Milestones described above on the 2019 statements of operations and comprehensive loss was a reduction to revenues of $7.8 million in Lithia sales and $0.6 million in revenues related to the Milestone 5 contracts and the recharacterization of excess consideration of $4.7 to selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss.

Lease Agreements

In November 1, 2018 and July 10, 2019, pursuant to Milestone 3 and 4, the Company and Lithia, entered into license and services agreements that govern the Company’s access to and utilization of reconditioning, offices and parking spaces at the Concord and Portland facilities of Lithia, respectively. Both agreements expire on October 12, 2021, with automatic 12 month renewal subject to terms and conditions of the agreements. During the years ended December 31, 2020 and 2019, total costs related to these agreements were approximately $0.1 million and $0.2 million, respectively, and were expensed to selling, general and administrative expenses on the statements of operations and comprehensive loss.

Flooring Line of Credit Guarantee

In February 2019, the Company entered into a guarantee agreement with Lithia. The interest rate is 1.50% per annum based on a daily outstanding flooring line of credit and is payable monthly to Lithia. For the years ended December 31, 2020 and 2019, the Company recorded $0.2 million and $0.4 million of interest and $3.0 million and $3.0 million, respectively of deferred borrowing cost amortization to interest expense on the consolidated statements of operations and comprehensive loss.

Delayed Draw Term Loan Agreement

The Company drew down $12.5 million on December 27, 2019, in accordance with the DDTL agreement. On July 2, 2020, an additional $12.5 million was drawn down. On November 10, 2020 the outstanding amount of $25.0 million was repaid. For the year ended December 31, 2020, the Company recorded $0.3 million of interest and $4.0 million of deferred borrowing cost amortization to interest expense on the consolidated statements of operations and comprehensive loss. There was no interest and $1.1 million in deferred borrowing cost amortization related to this loan for the year ended December 31, 2019. See Note 7 — Borrowings for further discussion regarding the DDTL.

Accounts Payable Due to Related Party

As of December 31, 2020 and 2019, payables and accruals to Lithia consisted of other miscellaneous expenses of $0.5 million and $0.2 million, respectively.

Loans to Employees

On July 30, 2018 and April 4, 2019, the Company received partial recourse promissory notes for $0.2 million and $0.1 million, respectively, as loans to an employee. The notes bear interest of 2.87% and 2.59%, respectively, per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable in full upon the earliest of the day before the ninth anniversary of the promissory note or earlier if the employee ceases to provide services to the Company subject to the terms of the promissory note. Concurrently, the Company entered into a stock pledge agreement whereby the employee granted security interest to the Company for all existing and new shares earned by the employee from the Company. The proceeds from the loan of $0.2 million were used to exercise the employee’s options and no cash was paid to the employee. The Company treated the loan as an off-balance sheet transaction. The proceeds from the loan of $0.1 million was partially paid to the employee and partially used to pay off taxes resulting from exercise of options in 2018.

On January 14, 2019, the Company received a promissory note in exchange for a $0.1 million loan to another employee. The note bears an interest of 2.72% per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable on April 30, 2021, or earlier, subject to the terms of the promissory note.

Each of these promissory notes was satisfied prior to the closing of the Merger via the issuance of bonuses to the employees.

Exchange of Common Stock for Series D Convertible Preferred Stock

In February 2019, the Company approved the sale of up to an aggregate of 5,000,000 shares of common stock (the “Secondary Shares”) at a price per share of $1.2731 by certain holders of common stock to certain existing or new investors in the Company. Concurrent with this approval, the Company also approved the exchange of such Secondary Shares for shares of Series D convertible preferred stock pursuant to the terms and conditions of the stock exchange agreement to be entered into by the Company and the holders of the Secondary Shares.

In February, March and September 2019, certain officer and employee stockholders completed secondary sales of 3,464,706 shares of common stock of the Company to new and existing investors. At the same time, the Company issued 3,464,706 shares of Series D convertible preferred stock to the same new and existing investors in exchange for the common stock they had purchased from the employee stockholders. The Company recognized $4.8 million in non-cash compensation expense, $1.6 million in payroll tax liabilities and an increase to additional paid-in-capital, which was computed as the difference between the fair value of Series D convertible preferred stock and common stock at the time of exchange of shares.

OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of April 20, 2021 by: (a) each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our shares of Common Stock, (b) each of our directors and each of our NEOs, and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.

Unless otherwise provided, beneficial ownership of common stock of the Company is based on 84,137,756 shares of common stock of the Company issued and outstanding as of April 20, 2021.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

	Class A Common Stock
Name and Address of Beneficial Owners	Number	% of class
Directors and Executive Officers:(1)
George Arison(2)	1,930,948	2.3%
Toby Russell(3)	1,677,075	2.0%
Oded Shein	—	*
Sean Foy(4)	296,550	*
Karan Gupta(5)	104,439	*
Victoria McInnis(6)	15,000	*
Kellyn Smith Kenny	—	—
Jason Krikorian(7)	2,570,850	3.1%
Emily Melton(8)	2,206,309	2.6%
Adam Nash(9)	24,484	*
Manish Patel	—	*
All directors and executive officers as a group (eleven individuals)	8,825,654	10.5%

5% or Greater Beneficial Owners:
Cohen & Company, LLC(10)	4,201,514	5.0%
Lithia Motors, Inc.(11)	13,813,238	16.4%
FMR, LLC(12)	5,523,914	6.6%

____________

*        Less than 1 percent.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Shift Technologies, Inc., 2525 16th Street, Suite 316, San Francisco, CA 94103.

(2)      Includes 177,545 shares allocated to Mr. Arison and held in escrow, pursuant to the terms of the Merger Agreement (“Additional Shares”). Includes 163,587 shares, including their allocation of Additional Shares, held by Mr. Arison’s family members that Mr. Arison exercises voting control over pursuant to a permanent voting proxy, which shares Mr. Arison disclaims beneficial ownership of. Includes 716,576 shares of common stock subject to currently exercisable options and restricted stock unit awards subject to release within 60 days of April 20, 2021.

(3)      Includes 109,944 Additional Shares allocated to Mr. Russell and held in escrow, pursuant to the terms of the Merger Agreement. Includes 906,498 shares of common stock subject to currently exercisable options and restricted stock unit awards subject to release within 60 days of April 20, 2021.

(4)      Includes 17,949 Additional Shares allocated to Mr. Foy and held in escrow, pursuant to the terms of the Merger Agreement. Includes 158,249 shares of common stock subject to currently exercisable options and restricted stock unit awards subject to release within 60 days of April 20, 2021. If the stock options are exercised in full as of the date of this table, 116,201 shares would be subject to a right of repurchase in our favor.

(5)      Includes 104,439 shares underlying stock options which are exercisable within 60 days of April 20, 2021. If exercised in full as of the date of this table, 71,304 shares would be subject to a right of repurchase in our favor.

(6)      Shares are held directly by the Victoria McInnis Trust Dated March 8, 2002, Victoria McInnis Trustee.

(7)      Shares are held directly by DCM Affiliates Fund VIII, L.P., DCM Ventures China Fund (DCM VIII), L.P., DCM VIII, L.P., and A-Fund, L.P. As a General Partner of DCM Venture Capital, Mr. Krikorian may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Mr. Krikorian disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(8)      Shares are held directly by Threshold Partners and Threshold Ventures I. As a managing partner of Threshold Ventures, Ms. Melton may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Ms. Melton disclaims beneficial ownership of such shares, except to the extent of her pecuniary interest therein.

(9)      Includes 262 Additional Shares allocated to Mr. Nash and held in escrow, pursuant to the terms of the Merger Agreement. Shares are held directly by the Adam and Carolyn Nash Family Trust. Includes 22,648 shares underlying stock options which are exercisable within 60 days of April 20, 2021. If exercised in full as of the date of this table, 22,648 shares would be subject to a right of repurchase in our favor.

(10)    Per the Schedule 13G/A filed on February 16, 2021: Insurance Acquisition Sponsor, LLC is the direct beneficial owner of 1,917,713 shares; Dioptra Advisors, LLC is the direct beneficial owner of 2,253,801 shares; and Cohen & Company, LLC is the direct beneficial owner of 30,000 shares. Cohen & Company, LLC is the manager of each of Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC. Daniel G. Cohen is the chief executive officer of Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC and the chairman of the board of Cohen & Company, LLC. As a result of the foregoing, each of Cohen & Company, LLC and Mr. Cohen may be deemed to share voting and investment power over the shares of the Company’s common stock held directly by Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC. Mr. Cohen disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein. The address of Cohen & Company, LLC is 3 Columbus circle, 24th Floor, New York, NY 10019.

(11)    Includes 1,970,824 Additional Shares allocated to Lithia Motors, Inc. and held in escrow, pursuant to the terms of the Merger Agreement. The address of Lithia is 150 N. Bartlett Street, Medford, Oregon 97501.

(12)    As of February 5, 2021, the reporting date of the most recent filing with the SEC by entities affiliated with Fidelity Management & Research Company (“FMR LLC”) pursuant to Section 13(g) of the Exchange Act filed on February 8, 2020, FMR LLC has sole voting power with respect to 425,544 shares and sole dispositive power with respect to 5,523,914 shares, and Abigail P. Johnson has sole dispositive power with respect to 5,523,914 shares. Members of the Johnson family, including Abigail P. Johnson (a director, the Chairman and the Chief Executive Officer of FMR LLC), are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The reported amount of securities beneficially owned includes the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies (collectively the “FMR Reporters”). The reported amount of securities beneficially owned by the FMR Reporters does not include securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998). The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as Shift’s independent registered public accounting firm to audit the consolidated financial statements of Shift for the fiscal year ending December 31, 2021. A representative of Deloitte is expected to be present at the 2021 Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte is not required by our Bylaws or other applicable legal requirements. However, the Board of Directors is submitting the selection of Deloitte to Shift’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Shift and its stockholders.

Change in Independent Registered Accounting Firm

As previously disclosed, on November 11, 2020, the Audit Committee approved the dismissal of Grant Thornton LLP, which was then serving as the Company’s independent registered public accounting firm. Grant Thornton was dismissed on November 16, 2020 as the Company’s independent registered public accounting firm, effective upon completion of their review of the Company’s unaudited condensed consolidated financial statements as of and for the three and nine months ended September 30, 2020, included in its Quarterly Report on Form 10-Q filed on November 16, 2020.

Also on November 11, 2020, the Audit Committee approved the appointment of Deloitte as the Company’s new independent registered public accounting firm, effective upon the dismissal of Grant Thornton as the Company’s independent registered public accounting firm. Deloitte served as the independent registered public accounting firm of Shift Technologies, Inc. (now Shift Platform, Inc.) prior to the Merger.

Grant Thornton’s reports on the Company’s financial statements for the year ended December 31, 2019 and for the period from March 13, 2018 (inception) to December 31, 2018 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the period from March 13, 2018 (inception) to December 31, 2019 and the subsequent period through September 30, 2020, there were no: (1) disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Company previously provided Grant Thornton with a copy of the disclosures regarding the dismissal reproduced in this Proxy Statement and received a letter from Grant Thornton addressed to the SEC stating that they agree with the above statements. This letter was filed as an exhibit to our Current Report on Form 8-K filed with the SEC on November 16, 2020.

During the period from March 13, 2018 (inception) to December 31, 2019, and the subsequent period through September 30, 2020, the Company did not consult Deloitte with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

Principal Accountant Fees and Services

As previously disclosed, on November 16, 2020, Grant Thornton LLP (“Grant Thornton”) was dismissed as our independent registered public accounting firm and Deloitte & Touche LLP (“Deloitte”) was engaged as the Company’s new independent registered public accounting firm. The dismissal of Grant Thornton and the appointment of Deloitte was done in connection with the Merger.

The table below sets forth the aggregate fees billed by Grant Thornton in 2019 and by Deloitte in 2020.

	2020(3)	2020(4)	2019
Audit Fees(1)	$993,000	$775,000	$36,952
Audit-Related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees(2)	—	225,000	—
Total	$993,000	$1,000,000	$36,952

____________

(1)      Audit fees include fees for services performed to comply with the standards established by the Public Company Accounting Oversight Board, including the audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal independent auditor reasonably can provide, such as consent and assistance with and review of our SEC filings.

(2)      All Other Fees consisted of fees billed for services involving due diligence performed in connection with the Merger.

(3)      Represent fees billed for services for the period from October 13, 2020 through December 31, 2020 following the Merger. Audit Fees include the audit of our fiscal year 2020 consolidated financial statements for approximately $625,000 and fees related to SEC filings associated with the Merger for approximately $140,000.

(4)      Represent fees billed for services for the period from January 1, 2020 through October 13, 2020 prior to the Merger. Audit Fees include fees related to the audits under PCAOB standards of Shift’s fiscal years 2019, 2018, and 2017 of $793,000 and fees related to SEC filings associated with the Merger for approximately $200,000.

Pre-Approval Policies and Procedures

The charter of the Audit Committee requires that the Audit Committee (i) approve the annual audit fees to be paid to the independent auditors and (ii) pre-approve all audit services, as well as all permitted non-audit services to be performed for the Company by the independent auditors as and to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. The Audit Committee must consider whether the provision of permitted non-audit services by the independent auditors is compatible with maintaining the auditor’s independence, and shall solicit the input of management and the independent auditors on that issue. The chair of the Audit Committee (or any other member if the chair is unavailable) may pre-approve such services in between Committee meetings; provided, however, that the chair (or such other member) must disclose all such pre-approved services to the full Committee at the next scheduled meeting.

Prior to the Merger, all of the services listed in the table above provided by Grant Thornton were approved by Insurance Acquisition Corp. in accordance with its policies then in effect. Following the Merger, all of the services listed in the table above provided by Deloitte were approved by our Audit Committee.

Board Recommendation

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Shift’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Shift is responsible for establishing and maintaining internal controls and for preparing Shift’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2020 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Shift’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Victoria McInnis
Jason Krikorian
Adam Nash

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Shift under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors and management have no knowledge of any other business matters that will be presented for consideration at the 2021 Annual Meeting other than those referred to in this Proxy Statement. However, persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters that properly come before the 2021 Annual Meeting and as to matters incidental to the conduct of the 2021 Annual Meeting in accordance with their discretion.

By Order of the Board of Directors,

George Arison
Co-Chief Executive Officer and Chairman

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D52014-P56908 Nominees: 01) Victoria McInnis 02) Kellyn Smith Kenny 2. Ratification of the appointment of Deloitte & Touche LLP as Shift’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Directors ! ! ! For All Withhold All For All Except For Against Abstain To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR of number(s) of the nominee(s) on the line below. the following: The Board of Directors recommends you vote FOR the following proposal: SHIFT TECHNOLOGIES, INC. 2525 16TH ST. SAN FRANCISCO, CA 94103 ! ! ! SHIFT TECHNOLOGIES, INC. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 7, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/SFT2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 7, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D52015-P56908 SHIFT TECHNOLOGIES, INC. Annual Meeting of Shareholders June 8, 2021 2:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) George Arison, Toby Russell and Jennifer Gaines, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SHIFT TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, PDT on June 8, 2021, at www.virtualshareholdermeeting.com/SFT2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side